Exhibit 99.1

China 3C Group Reports Second Quarter 2009 Financial Results

HANGZHOU, China, August 17, 2009 -- China 3C Group (“China 3C” or the “Company”) (OTC: CHCG), a retailer and wholesale distributor of consumer and business products in China, today announced financial results for the second quarter of 2009.

Net sales for the second quarter of 2009 decreased 34.9% to $51.1 million compared to $78.5 million for the same period of the prior year.  Lower sales were a result of various factors, including a general slowdown in the retail markets, weaker demand for consumer and business electronics due to weakened global financial conditions, as well as the pressure of increased competition within the markets in which the Company operates.  The Company's retail business generated approximately 69% of its sales while the wholesale business generated approximately 31% of its sales in the second quarter.

Among the Company's four major operating subsidiaries, the net combined retail and wholesale revenue contribution of each subsidiary was as follows:

-- WangDa (cell phones) second quarter 2009 revenue decreased 44.5% to $14.2 million compared to $25.5 million the prior year period.  Second quarter gross profit margin for WangDa was 10.6%.
-- SanHe (appliances) second quarter 2008 revenue decreased 22.8% to $14.4 million compared to $18.6 million in the prior year period.  Second quarter gross profit margin for SanHe was 18.0%.
-- Joy & Harmony (consumer electronics) second quarter 2009 revenue decreased 30.9% to $12.0 million compared to $17.3 million in the prior year period.  Second quarter gross profit margin for Joy & Harmony was 9.7%.
-- YongXin (communications/office electronic equipment) second quarter 2009 revenue decreased 37.8% to $10.6 million compared to $17.0 million in the prior year period.  Second quarter gross profit margin for YongXin was 7.2%.

Gross profit for the second quarter of 2009 was $6.0 million compared to $12.9 million in the same period of the prior year.  Second quarter 2009 gross margin was 11.8% as compared to 16.4% for the three months ended June 30, 2008. The lower gross profit margin was primarily due to decreased unit sales and prices of consumer and business electronics in the competitive Chinese market.  While unit sales prices decreased, the Company’s purchasing prices from manufacturers remained flat.

Selling, general and administrative expense for the second quarter of 2009 totaled $4.7 million, or approximately 9.0% of net sales, compared to $3.3 million, or approximately 4.0% of net sales, for the same period of the prior year. The increase in operating expenses was primarily due to an increase in base staff salaries, an increase in public expenses and increased management fees paid to department stores. Other factors include an increase in marketing expenses and additional expenses incurred to upgrade the sales counters in retail stores to enhance the Company’s business image.

Income from operations for the second quarter of 2009 was $1.3 million, or 2.0% of net sales, compared to income from operations of $9.6 million for the second quarter of 2008, or 12.0% of net sales.

Net income was $0.9 million, or $0.02 per diluted share, for the second quarter of 2009, compared to $8.8 million, or $0.14 per diluted share, for the second quarter of 2008.

The Company's cash position decreased 11% to $25.4 million compared to $28.7 million at the end of 2009 first quarter.  The Company does not currently have any debt.

Mr. Zhenggang Wang, Chairman and Chief Executive Officer, commented, "Our business has been impacted by the effect of the global financial crisis on China which has softened consumer and business electronic equipment demand, reduced the number of new electronic products offered by manufacturers and led to a reduction in purchase rebates and discounts we receive from manufacturers.  Many consumers and small and mid-size businesses have become more cautious about purchasing office equipment, which has led to slowdowns in our YongXin and Joy & Harmony segments.  Additionally, the competitive environment has also increased and our WangDa segment underperformed because China’s planned transition to a 3G wireless network has not yet been completed, leading to a delay in 3G phone purchases and decline in 2G mobile phone products.”

The Company had 979 store-in-store locations at the end of the second quarter of 2009 compared to 1,001 in the prior year period and 990 at the end of the first quarter of 2009.  The Company expects to reduce its total number of store-in-stores to 950 at the end of the third quarter of 2009 and 900 store-in-stores by year end.

Mr. Wang continued, “Within our store-in-stores, we are taking the necessary steps to exit from unprofitable locations and have an operational plan in place to maximize performance.  This includes strengthening our marketing efforts and adding greater product variety to our productive stores to optimize profitability, adjusting the reward and compensation of our sales team to be performance-based, providing high-level training and supervision to the sales people to improve their marketing skills, improving the store layout to attract more customers and providing better after-sales service and support.

We remain focused on the build out of direct and franchise stores to improve our revenue and profit performance.  We plan to open 2-4 direct stores and 4-6 franchise stores in the third quarter of 2009 which will be located in smaller cities and towns in the Zhejiang province.  We anticipate that Jinhua Baofa, our recently acquired logistics company, will play a significant role in the build out of these new stores and will allow us to more easily expand our distribution network and lower our transportation costs as we service these planned new stores, as well as future stores.”

2009 Outlook

For the 2009 third quarter, the Company currently expects sales to be in the range of $40-$50 million and gross margin to be in the range of 10-11%.  For the full year, the Company expects revenue to total approximately $200 million and gross margin to be in the range of 9-12%.

“We expect the remainder of 2009 to be challenging as many of the same issues that affected our second quarter results will impact our business in the second half of the year.  We have a solid cash position and no debt, which allows us the opportunity to make the necessary adjustments to our store-in-store model and expand our franchise platform.  We believe that our franchise model provides us with many unique advantages compared to our core store-in-store business.  These include improved control of our brand, a flexible store format and full operational control which allow us to manage our business more effectively and position our new stores to meaningfully contribute to our future revenue and profit.  We are excited to introduce our products to a new group of customers and we are hopeful this new business can significantly add to our future financial performance.  We look forward to updating you on our progress in the coming months ahead,” concluded Mr. Wang.

About China 3C Group

China 3C is a leading wholesale distributor and retailer of 3C merchandise: computers, communication products and consumer electronics. The Company specializes in wholesale distribution and retail sales of 3C products in Eastern China, focusing on products that make life more comfortable, convenient and connected. The Company's goal is to become the number one retailer of 3C products in China. For more information, visit http://www.china3cgroup.com.

Forward-looking Statements

Certain statements set forth in this press release constitute "Forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have included and from time to time may make in our public filings, press releases or other public statements, certain forward-looking statements, including, without limitation, those under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K. In some cases these statements are identifiable through the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will," "would" or words or expressions of similar meaning. You are cautioned not to place undue reliance on these forward- looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control. There can be no assurance that such forward-looking statements will prove to be accurate and China 3C Group undertakes no obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements.

    For more information, please contact:

     Jason Yuan, Vice President
     China 3C Group
     Email: ir@china3cgroup.com

     Bill Zima
     ICR, Inc.
     Tel: +1-203-682-8200

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2009 and 2008 (UNAUDITED)

	2009	2008
Net sales	$51,125,936	$78,515,392
Cost of sales	45,105,462	65,639,675
Gross profit	6,020,474	12,875,717
Selling, general and administrative expenses	4,749,219	3,326,044
Income from operations	1,271,255	9,549,673

Other (income) expense
Interest income	(24,964)	(29,472)
Gain on disposal	-	(2,161)
Other income	(14,659)	(324,743)
Other expense	4,630	-
Total other (income) expense	(34,993)	(356,376)

Income before income taxes	1,306,248	9,906,049
Provision for income taxes	392,167	2,354,054
Net income	914,081	7,551,995
Foreign currency translation adjustments	7,923	1,222,591
Comprehensive income	$922,004	$8,774,586

Net income available to common shareholders per share:
Basic	$0.02	$0.14
Diluted	$0.02	$0.14

Weighted average shares outstanding:
Basic	53,931,327	52,673,938
Diluted	53,931,327	53,073,938

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2009	2008
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash and cash equivalents	$25,448,256	$32,157,831
Accounts receivable, net	24,481,068	23,724,587
Inventories	9,377,825	8,971,352
Advances to suppliers	2,337,541	2,491,518
Prepaid expenses and other current assets	27,161	87,773
Total current assets	61,671,851	67,433,061
Property, plant and equipment, net	55,513	64,100
Goodwill	20,348,278	20,348,278
Deposit for acquisition of subsidiary	14,609,631	7,318,501
Refundable deposits	26,796	32,076
Total assets	$96,712,069	$95,196,016

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$4,457,112	$5,417,327
Income tax payable	391,887	2,140,624
Total liabilities	4,848,999	7,557,951

Stockholders' equity
Common stock, $0.001 par value, 100,000,000 million shares
authorized, 53,931,327 and 52,673,938 issued and outstanding
as of June 30, 2009 and December 31, 2008, respectively	53,931	52,674
Additional paid-in capital	19,464,519	19,465,776
Subscription receivable	(50,000)	(50,000)
Statutory reserve	11,109,379	11,109,379
Other comprehensive income	5,143,453	5,272,104
Retained earnings	56,141,788	51,788,132
Total stockholders' equity	91,863,070	87,638,065
Total liabilities and stockholders' equity	$96,712,069	$95,196,016

CHINA 3C GROUP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE, 2009 and 2008 (UNAUDITED)

	2009	2008

CASH FLOW FROM OPERATING ACTIVITIES
Net income	$4,353,656	$13,325,040
Adjustments to reconcile net income to net cash
provided by (used in ) operating activities:
Depreciation	13,300	20,069
Gain on asset disposition	-	(2,161)
Provision for bad debts	3,305	17,445
Stock based compensation	-	226,293
(Increase) / decrease in assets:
Accounts receivable	(801,418)	(11,039,822)
Other receivable	25,731	-
Inventories	(423,551)	(6,265,805)
Prepaid expenses and other current assets	34,775	9,291
Refundable deposits	5,208	(4,078)
Advance to suppliers	149,424	94,151
(Increase) / decrease in current liabilities:
Accounts payable and accrued expenses	(893,234)	2,101,789
Income tax payable	(1,745,979)	(255,625)
Net cash provided by (used in) operating activities	721,217	(1,773,413)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of property and equipment	(4,196)	(10,650)
Proceeds from asset sales	-	2,447
Deposit for acquisition of subsidiary	(7,291,130)	-
Net cash used in investing activities	(7,295,326)	(8,203)

Effect of exchange rate changes on cash and cash equivalents	(135,466)	2,822,640

Net increase (decrease) in cash	(6,709,575)	1,041,024
Cash, beginning of period	32,157,831	24,952,614
Cash, end of period	$25,448,256	$25,993,638